Exhibit 10.4

GARRETT MOTION INC. 2021 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

2021 PERFORMANCE-BASED (EBITDA)

This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the [___] day of [_____], 2021 (the “Grant Date”) between Garrett Motion, Inc. (the “Company”), and [_____] (the “Participant”), and is made pursuant to the terms of the Company’s 2021 Long-Term Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1. Grant of Restricted Stock Units. The Company hereby grants to the Participant, on the terms and conditions hereinafter set forth, an Award consisting of [•] restricted stock units (the “Award”), subject to the terms and conditions set forth in this Agreement and the Plan. Subject to Section 2, the Participant’s right to receive all or any portion of the restricted stock units (“Restricted Stock Units” or “RSUs”) granted hereunder is contingent upon the Company’s level of achievement of the performance goals (the “Performance Goals”) specified in the performance matrix attached as Exhibit A to this Agreement (the “Performance Matrix”), measured in respect of the applicable “Performance Period” indicated in the Performance Matrix. Subject to the terms and conditions set forth in this Agreement and the Plan, each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement (including the Performance Matrix) and the Plan.

Section 2. Vesting of the Restricted Stock Units.

(a) Vesting of Award. The Award will be eligible to vest in accordance with the terms set forth on the Performance Matrix.

(b) Determination of Earned Award. No later than [60 days] following the end of the Performance Period, the Committee shall determine whether and to what extent the Award has been earned for the Performance Period (the actual date of such Committee determination, the “Determination Date”). The Committee’s determination of the foregoing shall be final and binding on the Participant. Upon such determination by the Committee, the portion of the Award determined by the Payout Percentage (as defined in the Performance Matrix) as a percentage of the Award shall vest and become non-forfeitable, subject to the Participant’s Continuous Service from the Grant Date through the Determination Date. On the Determination Date, any Restricted Stock Units which do not vest in accordance with the immediately preceding sentence shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

(c) Termination of Service without Cause, for Good Reason, or upon Retirement (other than During the 24-Month Period Immediately Following a Change in Control). Notwithstanding anything in this Section 2 to the contrary, upon the occurrence of a termination of the Participant’s Service prior to the Determination Date by reason of the Company’s termination of Service without Cause (including death or Disability), by the Participant for Good Reason or upon the Participant’s Retirement (and, in each case, other than during the 24-month period immediately following a Change in Control (the “CIC Period”), the Participant will remain eligible to vest

(determined in accordance with Sections 2(a) and 2(b) following the end of the Performance Period) in a pro rata portion of the Restricted Stock Units underlying the Award, determined by multiplying the total number of such Restricted Stock Units outstanding and unvested immediately prior to the termination date by a fraction, the numerator of which is the number of full months that the Participant provided continuous Service during the Performance Period, and the denominator of which is the total number of months (36) in the Performance Period (such pro-rata portion, the “Eligible Units”). Any Restricted Stock Units that do not constitute Eligible Units as a result of the immediately-preceding sentence shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto. If a Participant holds Eligible Units, then references to RSUs, the Award or Restricted Stock Units as used in this Agreement shall be deemed to refer to the Participant’s Eligible Units, to the extent applicable.

(d) Other Terminations of Service. Upon the occurrence of a termination of Participant’s Service prior to the last day of the Determination Date for any reason other than as provided in this Section 2, all unvested Restricted Stock Units shall be forfeited and cancelled and Participant shall not be entitled to any compensation or other amount with respect thereto; provided, that if the Participant’s employment terminates as a result of Disability or death following the last day of the Performance Period but prior to the Determination Date, then the unvested RSUs will remain outstanding and eligible to vest upon the Determination Date in accordance with Section 2(a).

(e) Change in Control. Upon the occurrence of a Change in Control, the RSUs will be treated in accordance with Section 12 of the Plan; provided, that if any portion of the RSUs are continued, assumed, replaced, converted or substituted in accordance with Section 12(a) of the Plan, then (i) the Performance Goals will be deemed to be achieved at 100% and the Participant’s unvested RSUs will be converted into a time-based award eligible to vest on the last day of the Performance Period, subject to continued Service with the Company or a successor through such date, to be settled within 60 days following the last day of the Performance Period, and (ii) if, during the CIC Period, the Participant’s Service is terminated by the Company without Cause, a resignation by the Participant for Good Reason or as a result of death or Disability, then all of the unvested Restricted Stock Units will become fully vested and will be settled within 60 days following the termination date.

Section 3. Settlement. Any Restricted Stock Units that become vested and non-forfeitable pursuant to Section 2(a) shall be settled as soon as reasonably practicable following the Determination Date (but in no event later than the earlier of 70 days following the last day of the Performance Period and March 15 of the year following the year during which the Determination Date occurs).

Section 4. Restrictions on Transfer. No Restricted Stock Units (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance. Notwithstanding the foregoing, at the discretion of the Committee, Restricted Stock Units may be transferred by the Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons.

Section 5. Investment Representation. The Participant is acquiring the Restricted Stock Units for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). No Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws. The Participant understands and agrees that none of the RSUs may be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws. Notwithstanding anything herein to the contrary, the Company shall have no obligation to deliver any Shares hereunder or make any other distribution of benefits hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act), and the applicable requirements of any securities exchange or similar entity.

Section 6. Adjustments. The Restricted Stock Units granted hereunder shall be subject to adjustment as provided in Section 4(b) of the Plan.

Section 7. No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued service with the Company or any Affiliate.

Section 8. Limitation of Rights; Dividend Equivalents. The Participant shall not have any privileges of a stockholder of the Company with respect to any RSUs, including without limitation any right to vote any Shares underlying such RSUs or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof. Notwithstanding the foregoing, if the Company declares any dividend with respect to the Common Stock, the record date of which occurs while the RSUs are outstanding (i.e., have not been settled pursuant to Section 3), the Participant shall be credited a dividend equivalent in an amount and form equal to the dividend that would have been paid on the shares of Common Stock underlying such outstanding RSUs had such shares been outstanding on such record date. Any such dividend equivalents shall be subject to the same vesting, settlement and forfeiture conditions applicable to the underlying RSU with respect to which they relate, and shall vest and be settled only if the underlying RSU vests and is settled, and will be forfeited if the underlying RSU is forfeited.

Section 9. Construction. The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Restricted Stock Units hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 13. Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding Section 3, if a Change in Control constitutes a payment event with respect to any portion of the RSUs and such RSUs are determined to be subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such RSUs if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) (a “CIC Event”), and such RSUs will be settled upon the earlier to occur of the regularly-scheduled settlement date, the Participant’s death or a CIC Event. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 14 of the Plan.

Section 14. Entire Agreement. The Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

Section 15. Severance. As a condition to receiving this Award, Participant acknowledges and agrees to the following: (1) following the 2nd anniversary of the Company’s emergence from chapter 11 bankruptcy, the severance entitlements applicable to the Participant under the Garrett Motion Inc. Severance Plan for Designated Officers will no longer apply, and the Participant shall instead be eligible to receive a reduced severance entitlement outlined on Exhibit B (the “New Policy”), subject to the terms and conditions applicable to the New Policy as determined by the Committee or the Board, (2) the Participant hereby waives any right to claim “Good Reason” pursuant to subsections (iii), (v) and (viii) of the definition of Good Reason included in the Garrett Motion Inc. Severance Plan for Designated Officers, (3) the terms of the Award will be governed solely by this Agreement and the Plan and not by any offer letter or severance policy that may be applicable to the Participant, and (4) the Company’s emergence from chapter 11 bankruptcy does not constitute a “change in control” under the Plan or this Agreement or with respect to the Award.

Section 16. Clawback. Unless prohibited by applicable law, the RSUs, and any shares issued upon settlement of any vested RSUs, will be subject to cancellation, forfeiture or recoupment or repayment, as applicable, if it is determined by the Board that the Participant has engaged in detrimental activity with respect to the Company, whether discovered before or after the Participant’s employment or service period. The Board may also impose such clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

Section 17. Taxes. The Restricted Stock Units shall be subject to tax and/or other withholding in accordance with Section 13(e) of the Plan.

Section 18. Fractional Shares. No fractional shares shall be delivered under this Agreement and any fractional shares shall be rounded down to the nearest whole share

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

Garrett Motion Inc.

By:

Name:

Title:

PARTICIPANT

Participant’s Signature	Date

Name:

EXHIBIT B

SEVERANCE POLICY

Commencing on the second (2nd) anniversary of the Company’s emergence from Chapter 11 or, if later, the Participant’s commencement of employment with the Company, the Participant shall cease participating in any severance policies, plans or arrangements with the Company, including for the avoidance of doubt any severance terms set forth in any offer letter or employment agreement between the Company and Participant, and shall instead be eligible to participate in the new severance policy to be adopted by the Committee and/or Board on the following terms:

Non-Change in Control Qualifying Termination

•

For the Chief Executive Officer, cash severance of no more than 24 months’ base salary plus a pro-rated bonus payment for the year during which the qualifying termination of employment occurs, based on actual performance (or, to the extent required by applicable local law, based on target performance); and

•

For all other executive officers, cash severance of no more than 18 months’ base salary plus a pro-rated bonus payment for the year during which the qualifying termination of employment occurs, based on actual performance (or, to the extent required by applicable local law, based on target performance).

Change in Control Qualifying Termination

•

For the Chief Executive Officer, cash severance of no more than 24 months’ base salary, plus two times (2x) such officer’s target bonus, plus a pro-rated bonus payment for the year during which the qualifying termination of employment occurs based on actual performance (or, to the extent required by applicable local law, based on target performance); and

•

For all other executive officers, cash severance of no more than 18 months’ base salary, plus one and one-half times (1.5x) such officer’s target bonus, plus a pro-rated bonus payment for the year during which the qualifying termination of employment occurs based on actual performance (or, to the extent required by applicable local law, based on target performance).

The circumstances that constitute a “Non-Change in Control Qualifying Termination” and a “Change in Control Qualifying Termination” shall be defined in the new severance policy once adopted.